Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: October 8, 2026

KARNAVATI HOLDINGS, INC.

By:	/s/ Nanette C. Heide, Attorney-in-Fact for Karnavati Holdings, Inc.
Name: Nanette C. Heide
Title: Attorney-in-Fact

NIRMA LIMITED

By:	/s/ Nanette C. Heide, Attorney-in-Fact for Nirma Limited
Name: Nanette C. Heide
Title: Attorney-in-Fact

DR. KARSANBHAI K. PATEL

/s/ Nanette C. Heide, Attorney-in-Fact for Karsanbhai K. Patel